SETTLEMENT AGREEMENT

     This Agreement is entered into this 19th day of December 2001, by and among iBX Group, Inc. ("iBX"), PriMed Technologies, Inc., PriMed Technologies, L.C., Evan R. Brovenick ("Mr. Brovenick"), the Yankee Companies, Inc. ("Yankees"), the Calvo Family Spendthrift Trust ("CFST"), the Tucker Family Spendthrift Trust ("TFST"), and Blue-Lake Capital Corp. ("Blue Lake") (Yankees, CFST, TFST and Blue Lake sometimes referred to collectively herein as the "Bondholders").

     WHEREAS, certain disputes have arisen among the parties; and

     WHEREAS, the parties and their affiliates desire that this agreement be treated as a universal settlement of all outstanding issues up to the date of this agreement; and

     WHEREAS, the parties desire to provide for the continued association of the parties in the ongoing operations of iBX;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. All of the Bondholders who purchased $92,000 worth of bonds in PriMed Technologies, Inc., a wholly owned subsidiary of iBX ("PriMed"), shall convert their bonds into equity in iBX. Upon exercise of the conversion by this agreement, the Bondholders will be the beneficial owners of 10,062,500 shares of common stock (the "Shares"), which shall be distributed as follows:

          Calvo Family Spendthrift Trust                       5,031,250
          Tucker Family Spendthrift Trust                      2,843,750
          Blue Lake Capital Corp                               2,187,500

     2. The parties understand that the Shares to be issued pursuant to paragraph 1 of this agreement are restricted securities subject to Rule 144 of the Securities Act of 1933 ("Rule 144"). As a material inducement to this agreement, iBX's counsel, Jeffrey G. Klein, Esquire, has provided an opinion letter (attached as an exhibit hereto) that the Rule 144 holding period for the Shares commenced as of the dates between January 17, 2001 and April 3, 2001, on which the PriMed bonds were paid for. The parties agree that they will take no action inconsistent with this opinion by iBX's counsel, and iBX further agrees that it will use its best efforts to expedite any sales of the Shares after the Rule 144 holding period has expired.

     3. Upon delivery of the Shares, all of the parties agrees to release each other from any and all claims of whatever kind or nature in connection with any transaction between and among the parties as a result of any prior agreements or understandings, whether oral or written, which the


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Settlement Agreement
December 19, 2001
Page 2

          parties may have against each other, up to the date of this agreement. In furtherance thereof and not by way of limitation, and without payment of any additional consideration, the parties agree to execute a general release in favor of one another that will reflect the terms set forth in this paragraph.

     4. This agreement supercedes any and all prior agreements among the parties. Upon delivery of the Shares, Yankees shall dismiss any and all pending proceedings which have been initiated against PriMed, whether in court, or by mediation or arbitration.

     5. The parties acknowledge that iBX has received $200,000 in funding through a separate subscription agreement, such funds being held in escrow by Jeffrey G. Klein, Esquire, until all stock certificates called for by this agreement have been delivered to him and all Board of Directors ("Board") resignations and appointments called for by paragraph 6 below have occurred.

     6. The parties agree that pursuant to this agreement, the iBX Board shall be re-configured as follows:

          (i) Mr. Adam Cohen and Mr. Mitchell Hershey have resigned, with Mr. Steven Adelstein being one of the remaining directors; and
          (ii) Yankees (or its designee) will then have the right to name three persons to the Board, resulting in a seven-person Board. The directors so named by Yankees will serve at Yankees' pleasure and may be replaced by Yankees for any reason whatsoever, with or without cause. Yankees' initial designees, Anthony Q. Joffe, Vanessa H. Lindsey and Kevin W. Dornan, Esquire, have been so elected as of the date of this agreement

     7. The Bondholders further agree that they will enter into a shareholder agreement that provides that they will vote their Shares, for a period of five years from the date of this agreement, to appoint Evan Brovenick ("Mr. Brovenick") and two additional persons chosen by Mr. Brovenick to the Board, but only on the express condition that Mr. Brovenick and Mr. David Blechman enter into the same shareholder agreement that they will vote their shares of iBX stock, for a period of five years, to vote for Yankees' three designees as provided above in paragraph 6 (ii). This shareholder agreement shall further provide that it will be binding on all assignees of the signatories thereto, unless any of the shares subject to the shareholder agreement are sold in an open-market, brokered transaction.

     8. In addition to the Shares referred to in paragraph 1 above, the Company has issued 10,937,500 shares of its common stock to the following investors:

          Calvo Family Spendthrift Trust                       5,000,000 shares
          Tucker Family Spendthrift Trust                      5,000,000
          Vanessa Lindsey                                        250,000
          Coast to Coast Financial Group, Inc.                   250,000
          Kevin W. Dornan                                        250,000
          Sally Stroberg                                          50,000
          Nancy Molinari                                          50,000
          Francine Frankel                                        42,500
          Warren Hirt                                             42,500
          Donna Whitacre                                           2,500

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Settlement Agreement
December 19, 2001
Page 3



     9. As a condition of issuing the shares to the individuals named in paragraph 8, these individuals have agreed to vote their shares, for a period of five years from the date of this agreement, at any shareholders meeting for the purpose of electing directors, to elect Mr. Brovenick and two additional individuals chosen by Mr. Brovenick to the Board and to elect the three designees of Yankees. This obligation will be binding upon any assignee except if the shares are sold in an open market, brokered transaction.

     10. The parties agree that any breach of this agreement will cause irrevocable harm to the parties and as such, in addition to any remedies available at law, the parties agree to specific performance as a remedy.

     11. This Agreement shall be governed by the laws of the state of Florida with jurisdiction for any dispute in Palm Beach County, Florida. In the event of any litigation to enforce the rights of either party, the prevailing party shall be entitled to recover all costs including reasonable attorney's fees.

     12. This Agreement shall be binding upon the parties hereto, their officers, directors, members, and principal shareholders. The parties agree to take all reasonable and necessary measures to carry out the purposes of this agreement.

     13. THIS AGREEMENT HAS BEEN PREPARED BY JEFFREY G. KLEIN, P.A. ALL PARTIES WAIVE ANY CONFLICT OF INTEREST.



     IN WITNESS WHEREOF, the parties have executed this agreement as of the date set forth above.


iBX Group, Inc.                                 Evan R. Brovenick, Individually


By: /s/ Evan R. Brovenick /s/                    By: /s/ Evan R. Brovenick /s/
        Evan R. Brovenick President                      Evan R. Brovenick





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Settlement Agreement
December 19, 2001
Page 4
PriMed Technologies, Inc.                       PriMed Technologies, L.C.


By: /s/ Evan R. Brovenick /s/                   By: /s/ Evan R. Brovenick /s/
        Evan R. Brovenick, President                    Evan R. Brovenick,
                                                        Member & President


The Yankee Companies, Inc.                        Calvo Family Spendthrift Trust


 By: /s/ Leonard Miles Tucker /s/          By:/s/ William A. Calvo /s/
         Leonard Miles Tucker, President          William A. Calvo, III, Trustee


Tucker Family Spendthrift Trust                   Blue Lake Capital Corp.


By: /s/ Leonard Miles Tucker /s/           By:/s/ Michelle Tucker /s/
        Leonard Miles Tucker, Trustee             Michelle Tucker, President



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